EARLYBIRDCAPITAL, INC.
275 Madison Avenue
New York, New York 10016

___, 2012
Andina Acquisition Corporation
Carrera 10 No. 28-49
Torre A. Oficina 20-05
Bogota, Colombia

Gentlemen:

This is to confirm our agreement whereby Andina Acquisition Corporation (“Company”) has requested EarlyBirdCapital, Inc. (“EBC”) to assist it in connection with the Company’s consummation of a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business transaction (in each case, a “Business Combination”) with one or more businesses or entities (“Target”):

1.           Agreement Regarding Transactions

(a)           EBC will advise and assist the Company in analyzing potential target businesses with which the Company may consummate a Business Combination as well as structuring the terms of the Business Combination and negotiating the terms of the letter of intent and/or definitive agreement relating to such Business Combination.  If requested by the Company, EBC will participate directly in negotiations, review marketing plans and projections of the target business, and analyze and advise on the financial implications of the transaction. It is understood that the Company will be under no obligation to enter into a letter of intent and/or definitive agreement for a Business Combination and it will be within the Company’s rights to decline any offer made in connection with a potential Business Combination. For the avoidance of doubt, the Company understands that EBC will not (i) assist the Company in locating potential target candidates for its business combination or (ii) provide a fairness opinion to the Company’s Board of Directors with regard to such Business Combination unless the Company and EBC enter into a separate engagement letter which provides EBC market-based compensation for such fairness opinion.

(b)           As compensation for the foregoing engagement, the Company will pay EBC a cash fee of $ 2,012,500.  If a proposed Business Combination is not consummated for any reason, no amounts shall be due or payable to EBC hereunder. All fees payable hereunder are due and payable to EBC, by certified check or wire transfer, at the closing of the Business Combination.   Unless otherwise agreed to by EBC in writing, (a) the fee payable hereunder shall be paid to EBC directly from the proceeds held in the Company’s trust account established in connection with its initial public offering and (b) the Company shall instruct the trustee overseeing such trust account to deliver the fee to EBC simultaneously with the release of the funds from such trust account.

2.           Expenses

The Company shall reimburse EBC for all reasonable costs and expenses incurred by EBC (including fees and disbursements of its counsel) directly in connection with the performance of its services hereunder within 10 business days upon presentation of an invoice; provided, however, that expenses in excess of $10,000 shall require the prior written approval of the Company.

3.           Company Cooperation.

The Company will provide full cooperation to EBC as may be necessary for the efficient performance by EBC of its obligations hereunder, including, but not limited to, providing to EBC and its counsel, on a timely basis, all documents and information regarding the Company and Target that EBC may reasonably request or that are otherwise relevant to EBC’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, suppliers, customers, consultants and advisors available to EBC; and, using commercially reasonable efforts to provide EBC with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target.  The Company will promptly notify EBC of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to EBC’s engagement hereunder.

4.           Indemnity.  The Company shall indemnify EBC and its affiliates and their respective, directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

5.           Use of Name and Reports

Use of EBC’s name in annual reports or any other reports of the Company or press releases issued by the Company shall require the prior written approval of EBC, which shall not be unreasonably withheld.  Without EBC’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee or agent thereof) shall quote or refer to (i) EBC’s name, or (ii) any advice rendered by EBC to the Company or any communication from EBC in connection with performance of its services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule.

6.           Status as Independent Contractor

EBC shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof.  It is expressly understood and agreed to by the parties that EBC, and any individual or entity that EBC shall employ in order to perform its services hereunder, shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.  In rendering such services, EBC will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties hereto; and neither EBC nor any of EBC’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

7.           Potential Conflicts.  The Company acknowledges that EBC is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services from which conflicting interests may arise.  In the ordinary course of business, EBC and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby.  Nothing in this Agreement shall be construed to limit or restrict EBC or any of its affiliates in conducting such business with respect to others, or in rendering such advice to others.

8.           Entire Agreement

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

9.           Notices

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by either party in a notice given pursuant to this Section.

10.           Successors and Assigns

This Agreement may not be assigned by either party without the written consent of the other.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

11.           Non-Exclusivity

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such parties.  The Company’s engagement of any other consultant(s) shall not affect EBC’s right to receive fees and reimbursement of expenses pursuant to this Agreement.

12.           Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.

13.           Arbitration

In the event of any dispute under this Agreement, then and in such event, each party hereto agrees that the dispute shall be submitted to the International Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought.  The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators.  The Company hereby appoints, without power of revocation, Graubard Miller 405 Lexington Avenue New York, New York 10174 Fax No.: (212) 818-8881 Attn: David Alan Miller, Esq., as their respective agent to accept and acknowledge on its behalf service of any and all process which may be served in any arbitration, action, proceeding or counterclaim in any way relating to or arising out of this Agreement.  The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of hereof.

If the foregoing correctly sets forth the understanding between EBC and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

EARLYBIRDCAPITAL, INC.

By:
Name:
Title:

AGREED AND ACCEPTED BY:

ANDINA ACQUISITION CORPORTION

By:
Name:
Title:

ANNEX I

Indemnification

In connection with the Company’s engagement of EBC pursuant to that certain letter agreement of which this Annex forms a part, the Company hereby agrees to indemnify and hold harmless EBC and its affiliates, and their respective directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of EBC, or (B) otherwise relate to or arise out of EBC’s activities on the Company’s behalf under EBC’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.  The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim.  The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of EBC except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of EBC, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses.  If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel.  Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert cross-claims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof.  In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not EBC is the Indemnified Person), the Company and EBC shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and EBC on the other, in connection with EBC’s engagement referred to above, subject to the limitation that in no event shall the amount of EBC’s contribution to such Claim exceed the amount of fees actually received by EBC from the Company pursuant to EBC’s engagement.  The Company hereby agrees that the relative benefits to the Company, on the one hand, and EBC on the other, with respect to EBC’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the Offering (whether or not consummated) for which EBC is engaged to render services bears to (b) the fee paid or proposed to be paid to EBC in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.